Filed Pursuant to Rule 424(b)(5)
File No. 333-265497

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated January 30, 2024

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated June 9, 2022)

$

KLA Corporation

 % Senior Notes due 20

4.950% Senior Notes due 2052

We will issue   % Senior Notes due 20  (the “20  notes”) and 4.950% Senior Notes due 2052 (the “2052 notes” and, together with the 20    notes, the “notes”) in this offering.

The 2052 notes offered hereby will constitute a further issuance of our 4.950% Senior Notes due 2052, of which $1,200,000,000 aggregate principal amount was issued on June 23, 2022 (the “existing 2052 notes”). The 2052 notes will form a single series with, and have the same terms, other than the initial offering price, the issue date and the initial interest payment date, as the existing 2052 notes. Upon settlement, the 2052 notes will have the same CUSIP/ISIN number and will trade interchangeably with the existing 2052 notes. The offering price of the 2052 notes will include accrued interest from, and including, January 15, 2024 to, but excluding, the issue date of the 2052 notes, which must be paid by the purchasers of the 2052 notes. Immediately after giving effect to the issuance of the 2052 notes offered hereby, we will have $     aggregate principal amount of 4.950% Senior Notes due 2052 outstanding.

Interest on the 20     notes will accrue at the rate of  % per annum and interest on the 2052 notes will accrue at the rate of 4.950% per annum. We will pay interest on the 20   notes semi-annually on    and     of each year. We will pay interest on the 2052 notes semi-annually on January 15 and July 15 of each year. Interest will accrue on the 20   notes from    , 2024, and the first interest payment date will be    , 2024. Interest will accrue on the 2052 notes from, and including, January 15, 2024, and the first interest payment date will be July 15, 2024. The 20  notes will mature on    , 20  and the 2052 notes will mature on July 15, 2052. We may redeem some or all of the notes at any time at the applicable redemption prices. We will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase, upon the occurrence of a Change of Control Triggering Event (as defined herein). See the section of this prospectus supplement entitled “Description of Notes—Redemption—Optional redemption” and “Description of Notes—Repurchase upon change of control triggering event” for more information.

The notes will be our unsecured senior obligations and will rank equally in right of payment with all of our unsecured and unsubordinated indebtedness. The notes will not be guaranteed by any of our subsidiaries. The notes will be effectively subordinated to any of our future secured indebtedness and structurally subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries.

Investing in the notes involves risks that are described in the “Risk Factors ” section beginning on page S-6 of this prospectus supplement. See the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended June 30, 2023 and Quarterly Reports on Form 10-Q for the quarters ended September 30, 2023 and December 31, 2023, which are incorporated by reference herein, for a discussion of certain risks that should be considered in connection with an investment in the notes.

	Public offering price(1)		Underwriting discount		Proceeds to KLA, before expenses
Per 20 note		%		%		%
Total	$		$		$
Per 2052 note		%		%		%
Total	$		$		$
Total	$		$		$

(1)	Plus accrued interest from , 2024, if settlement occurs after that date

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company (“DTC”) and its direct and indirect participants, including Clearstream Banking, S.A. Luxembourg (“Clearstream”) and Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), on or about     , 2024.

Joint Book-Running Managers

Citigroup	BofA Securities	J.P. Morgan

BNP PARIBAS	US Bancorp	Wells Fargo Securities

The date of this prospectus supplement is       , 2024.

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale of such securities is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or in any document incorporated by reference in this prospectus supplement and accompanying prospectus is accurate as of any date other than the date of such document.

Neither the delivery of this prospectus supplement nor the accompanying prospectus nor any sale made hereunder shall under any circumstances imply that the information herein or therein is correct as of any date subsequent to the date of such document.

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Prospectus Supplement

Prospectus

In this prospectus supplement, unless otherwise indicated or the context otherwise requires, the terms “KLA” “we,” “us” or “our” refer to KLA Corporation and its majority-owned subsidiaries. References to “underwriters” refer to the firms listed on the cover page of this prospectus supplement.

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of notes and also adds to and updates the information contained or incorporated by reference in the accompanying prospectus. The second part is the prospectus, which describes more general information regarding our debt securities, some of which does not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation By Reference” in this prospectus supplement.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus or the information contained in any document incorporated by reference therein, the information contained in the most recently dated document shall control.

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WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and accompanying prospectus is part of a registration statement on Form S-3 that we have filed with the SEC. Certain information in the registration statement has been omitted from this prospectus supplement in accordance with the rules of the SEC.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov, as well as our website at http://www.kla.com. Our website and the information contained on, or accessible through, our website are not part of this prospectus supplement or the accompanying prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (except the information contained in such documents to the extent “furnished” and not “filed”):

(1) Our Annual Report on Form 10-K for the year ended June 30, 2023, filed with the SEC on August 4, 2023 (including the information specifically incorporated by reference into Part III of such Annual Report from our Definitive Proxy Statement on Schedule 14A filed with the SEC on September 21, 2023);

(2) Our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2023 and December 31, 2023, filed with the SEC on October  27, 2023 and January 26, 2024, respectively;

(3) Our Current Reports on Form 8-K filed with the SEC on July 24, 2023 (excluding information furnished under Item 7.01, including Exhibit 99.1), August  3, 2023, September 6, 2023 and November  3, 2023.

You may request a copy of these filings at no cost by contacting KLA’s Investor Relations department by calling (408) 875-3000 or by writing to Investor Relations, KLA Corporation, One Technology Drive, Milpitas, California 95035.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact may be forward-looking statements. You can identify these and other forward-looking statements by the use of words such as “may,” “will,” “could,” “would,” “should,” “expects,” “plans,” “anticipates,” “relies,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “continues,” “thinks,” “seeks” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as the future impacts of the COVID-19 pandemic; forecasts of the future results of our operations, including profitability; orders for our products and capital equipment generally; sales of semiconductors; the investments by our customers in advanced technologies and new materials; growth of revenue in the semiconductor industry, the semiconductor capital equipment industry and our business; technological trends in the semiconductor industry; future developments or trends in the global capital and financial markets; our future product offerings and product features; the success and market acceptance of new products; timing of shipment of order backlog; our future product shipments and product and service revenues; our future gross margins; our future research and development (“R&D”) expenses and selling, general and administrative expenses; international sales and operations; our ability to maintain or improve our existing competitive position; success of our product offerings; creation and funding of programs for R&D; results of our investment in leading edge technologies; the effects of hedging transactions; the effect of the sale of trade receivables and promissory notes from customers; the effect of future compliance with laws and regulations; our future effective income tax rate; our recognition of tax benefits; the effects of any audits or litigation; future payments of dividends to our stockholders; the completion of any acquisitions of third parties, or the technology or assets thereof; benefits received from any acquisitions and development of acquired technologies; sufficiency of our existing cash balance, investments, cash generated from operations and the unfunded portion of our Revolving Credit Facility (as defined herein) to meet our operating and working capital requirements, including debt service and payment thereof; future dividends, and stock repurchases; our compliance with the financial covenants under the Credit Agreement (as defined herein) for our Revolving Credit Facility; the adoption of new accounting pronouncements; our repayment of our outstanding indebtedness; and our environmental, social and governance (“ESG”) related targets, goals and commitments.

Actual results may differ significantly from those projected in such statements due to various factors, including, but not limited to: our vulnerability to a weakening in the condition of the financial markets and the global economy; risks related to our international operations; evolving Bureau of Industry and Security of the U.S. Department of Commerce rules and regulations and their impact on our ability to sell products to and provide services to certain customers in People’s Republic of China; costly intellectual property disputes that could result in our inability to sell or use the challenged technology; risks related to the legal, regulatory and tax environments in which we conduct our business; increasing attention to ESG matters and the resulting costs, risks and impact on our business; unexpected delays, difficulties and expenses in executing against our environmental, climate, diversity and inclusion or other ESG targets, goals and commitments; our ability to attract, retain and motivate key personnel; our vulnerability to disruptions and delays at our third party service providers; cybersecurity threats, cyber incidents affecting our and our business partners’ systems and networks; our inability to access critical information in a timely manner due to system failures; our ability to identify suitable acquisition targets and successfully integrate and manage acquired businesses; climate change, earthquake, flood or other natural catastrophic events, public health crises such as the COVID-19 pandemic or

S-iv

terrorism and the adverse impact on our business operations; the war between Israel and Hamas, and the significant military activity in that region; lack of insurance for losses and interruptions caused by terrorists and acts of war, and our self-insurance of certain risks including earthquake risk; risks related to fluctuations in foreign currency exchange rates; risks related to fluctuations in interest rates and the market values of our portfolio investments; risks related to tax and regulatory compliance audits; any change in taxation rules or practices and our effective tax rate; compliance costs with federal securities laws, rules, regulations, NASDAQ requirements, and evolving accounting standards and practices; ongoing changes in the technology industry, and the semiconductor industry in particular, including future growth rates, pricing trends in end-markets, or changes in customer capital spending patterns; our vulnerability to a highly concentrated customer base; the cyclicality of the industries in which we operate; our ability to timely develop new technologies and products that successfully address changes in the industry; our ability to maintain our technology advantage and protect proprietary rights; our ability to compete in the industry; availability and cost of the materials and parts used in the production of our products; our ability to operate our business in accordance with our business plan; risks related to our debt and leveraged capital structure; we may not be able to declare cash dividends at all or in any particular amount; liability to our customers under indemnification provisions if our products fail to operate properly or contain defects or our customers are sued by third parties due to our products; our government funding for R&D is subject to audit, and potential termination or penalties; we may incur significant restructuring charges or other asset impairment charges or inventory write offs; and we are subject to risks related to receivables factoring arrangements and compliance risk of certain settlement agreements with the government.

We also refer you to those factors discussed in “Risk Factors” included in documents that we file from time to time with the SEC, including KLA’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023 and Quarterly Reports on Form 10-Q for the quarters ended September 30, 2023 and December 31, 2023, which are incorporated by reference herein.

We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. New information, future events or risks could cause the forward-looking events we discuss in this prospectus supplement and the accompanying prospectus not to occur. You should not place undue reliance on these forward-looking statements, which reflect our expectations only as of the date of this prospectus supplement and the accompanying prospectus or as of the date of the documents incorporated by reference herein, as applicable.

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SUMMARY

This summary highlights some basic information contained in greater detail elsewhere in this prospectus supplement. This summary may not contain all of the information that may be important to you and is qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference, in this prospectus supplement or the accompanying prospectus. You should carefully read the entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference herein and therein, before making an investment decision. You should pay special attention to the “Risk Factors” section beginning on page S-5 of this prospectus supplement to determine whether an investment in the notes is appropriate for you. Unless otherwise specified, references in this prospectus supplement to “KLA,” “we,” “us” or “our” refer to KLA Corporation and its majority-owned subsidiaries.

Overview

We are a supplier of industry-leading equipment and services that enables innovation throughout the electronics industry. We provide advanced process control and process-enabling solutions for manufacturing wafers, reticles/masks, chemicals/materials, integrated circuits (“IC” or “chip”), packaged ICs, printed circuit boards (“PCB”) and flat panel displays (“FPD”), as well as comprehensive support and services across our installed base. We are organized into three reportable segments: Semiconductor Process Control; Specialty Semiconductor Process; and PCB, Display and Component Inspection. Prior to July 1, 2022, we had a fourth segment, Other, but core assets from that segment were sold, making it non-operational and the segment was eliminated.

Within the Semiconductor Process Control segment, our comprehensive portfolio of inspection, metrology and software products, as well as related services, help IC, wafer, reticle/mask and chemical/materials manufacturers achieve target yields throughout the entire fabrication process, from R&D to final volume production. These products and services are designed to provide comprehensive solutions to help customers accelerate development and production ramp cycles, achieve higher and more stable product yields and improve their overall profitability. Within the Specialty Semiconductor Process segment, we develop and sell advanced vacuum deposition and etch process tools, which are used by a broad range of specialty semiconductor customers, including manufacturers of microelectromechanical systems (“MEMS”), radio frequency (“RF”) communication semiconductors, and power semiconductors for automotive and industrial applications. Within the PCB, Display and Component Inspection segment, we sell products and services that enable electronic device manufacturers to inspect, test and measure PCBs, IC substrates, FPDs and packaged ICs to verify their quality, pattern the desired electronic circuitry on the relevant substrate and perform three-dimensional shaping of metalized circuits on multiple surfaces.

Our suite of advanced products, coupled with our unique yield management software and services, allows us to deliver the solutions our customers need to achieve their productivity goals by significantly improving yields, reducing waste, reducing risks and reducing costs. This improves their overall profitability and return on investment.

Company Information

KLA was formed as KLA-Tencor Corporation in April 1997 through the merger of KLA Instruments Corporation and Tencor Instruments, two long-time leaders in the semiconductor capital equipment industry that began operations in 1975 and 1976, respectively. Our common stock is listed and traded on The NASDAQ Global Select Market under the symbol “KLAC.” Our principal executive offices are located at One Technology Drive, Milpitas, California 95035, and our telephone number is (408) 875-3000. Our website is located at http://www.kla.com. The information on, or accessible through, our website is not part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

The following summary contains certain material information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of Notes.” In this section, “we,” “us,” and “our” refer only to KLA Corporation and not any of its subsidiaries.

Issuer	KLA Corporation, a Delaware corporation.

Securities offered	$ aggregate principal amount of 20 notes and $ aggregate principal amount of 2052 notes. The 2052 notes offered hereby will constitute a further issuance of the existing 2052 notes, of which $1,200,000,000 aggregate principal amount was issued on June 23, 2022. The 2052 notes will form a single series with, and have the same terms, other than the initial offering price, the issue date and the initial interest payment date, as the existing 2052 notes. Upon settlement, the 2052 notes will have the same CUSIP/ISIN number and will trade interchangeably with the existing 2052 notes. Immediately after giving effect to the issuance of the 2052 notes offered hereby, we will have $ aggregate principal amount of 4.950% Senior Notes due 2052 outstanding.

Maturity date	The 20 notes will mature on , 20 and the 2052 notes will mature on July 15, 2052.

Interest payment date	We will pay interest on the 20 notes semi-annually on and of each year, beginning , 2024. We will pay interest on the 2052 notes semi-annually on January 15 and July 15 of each year, beginning July 15, 2024.

Ranking	The notes will be our unsecured senior obligations and will:

•	rank senior in right of payment to all of our future subordinated indebtedness;

•	rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness;

•	be effectively subordinated in right of payment to all of our future secured indebtedness to the extent of the collateral securing such indebtedness; and

•	be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries.

As of December 31, 2023, we had $5.95 billion of indebtedness for borrowed money, none of which was secured indebtedness, and our subsidiaries had approximately $1.88 billion of liabilities (including trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with U.S. generally accepted accounting principles (“GAAP”)) to which the notes would have been structurally subordinated.

Further issuances	We may create and issue additional series of notes under the indenture governing the notes. To the extent we do so, the separate series of notes will not vote together as a single series on any matters. We may also create and issue additional notes of any series offered hereby equal in rank to the notes of such series in all respects (or in all respects except for the issue date, issue price, the payment of interest accruing prior to the issue date of such additional notes, or the first payment of interest following the issue date of such additional notes) so that the additional notes may be consolidated and form a single series with the notes of such series, and have the same terms as to status, redemption and otherwise as the notes of such series. See “Description of Notes—Principal, maturity and interest.”
Guarantees	The notes will not be guaranteed by any of our subsidiaries.

Optional redemption	We may redeem the notes in whole or in part at any time at the applicable redemption prices. See “Description of Notes—Redemption—Optional redemption.”

Repurchase upon change of control triggering event	Upon the occurrence of a Change of Control Triggering Event (as defined in this prospectus supplement), we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase. See “Description of Notes—Repurchase upon change of control triggering event.”

Listing	The notes will not be listed on any securities exchange or automated quotation system.

No prior market	The 20 notes will be a new issue of securities for which there is currently no market. Accordingly, we cannot assure you that a liquid market for the 20 notes will develop or be maintained. Although the underwriters have informed us that certain of the underwriters currently make a market in the existing 2052 notes and that they intend to make a market in each series of notes, they are not obligated to do so, and they may discontinue market-making activities at any time without notice.

Use of proceeds	We estimate the net proceeds from the sale of the notes will be approximately $ billion after deducting the underwriting discounts, estimated offering expenses and accrued interest paid by the purchasers of the 2052 notes. We intend to use the net proceeds from this offering for general corporate purposes, including the repayment of outstanding indebtedness at or prior to maturity, and to repurchase shares of our common stock pursuant to our previously announced share repurchase programs. See “Use of Proceeds.”

Governing law	State of New York.

Trustee	U.S. Bank Trust Company, National Association.

Risk factors

You should carefully consider, along with the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, the specific factors set forth in this prospectus supplement under “Risk Factors” before deciding whether to invest in the notes.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated statement of operations data presented below for each of the fiscal years ended June 30, 2023, 2022 and 2021, and the summary consolidated balance sheet data as of June 30, 2023 and 2022, have been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement. The summary consolidated statement of operations data presented below for the six months ended December 31, 2023 and 2022, and the summary consolidated balance sheet data as of December 31, 2023, have been derived from our unaudited consolidated financial statements that are incorporated by reference in this prospectus supplement. In the opinion of management, such unaudited interim financial data contains all adjustments necessary for the fair statement of our financial position and results of operations as of and for such periods. Our historical results, including our operating results for the six months ended December 31, 2023, are not necessarily indicative of results that may be expected for future periods or for the full year.

This information is only a summary and should be read in conjunction with the financial statements and related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our annual and quarterly reports and in conjunction with other information that we have filed with the SEC and incorporated by reference in this prospectus supplement. See “Where You Can Find More Information.”

	Year Ended June 30,			Six Months Ended December 31,
(In thousands, except per share data)	2023	2022	2021	2023	2022
Consolidated Statement of Operations
Revenues:
Product	$8,379,025	$7,301,428	$5,240,316	$3,758,473	$4,659,017
Service	2,117,031	1,910,455	1,678,418	1,125,209	1,049,294

Total revenues	10,496,056	9,211,883	6,918,734	4,883,682	5,708,311

Costs and expenses:
Costs of revenues	4,218,307	3,592,441	2,772,165	1,923,637	2,250,012
Research and development	1,296,727	1,105,254	928,487	631,632	651,341
Selling, general and administrative	986,326	860,007	729,602	476,889	497,076
Impairment of goodwill and purchased intangible assets	—	—	—	219,000	—
Interest expense	296,940	160,339	157,328	148,436	148,675
Loss on extinguishment of debt	13,286	—	—	—	13,286
Other expense (income), net	(104,720)	4,605	(29,302)	(58,893)	(65,080)

Income before income taxes	3,789,190	3,489,237	2,360,454	1,542,981	2,213,001
Provision for income taxes	401,839	167,177	283,101	219,072	208,141

Net income	3,387,351	3,322,060	2,077,353	1,323,909	2,004,860
Less: Net income (loss) attributable to non-controlling interest	74	253	(939)	—	74

Net income attributable to KLA	$3,387,277	$3,321,807	$2,078,292	$1,323,909	$2,004,786

Net income per share attributable to KLA:
Basic	$24.28	$22.07	$13.49	$9.74	$14.16

Diluted	$24.15	$21.92	$13.37	$9.69	$14.09

Weighted-average number of shares:
Basic	139,483	150,494	154,086	135,976	141,564

Diluted	140,235	151,555	155,437	136,684	142,268

	As of June 30,		As of December 31,
(In thousands)	2023	2022	2023
Consolidated Balance Sheets:
Cash, cash equivalents and marketable securities	$3,243,159	$2,708,008	$3,342,994
Working capital	$4,629,190	$4,297,928	$4,177,724
Total assets	$14,072,357	$12,597,088	$14,280,501
Long-term debt	$5,890,736	$6,660,718	$5,142,884
Total KLA stockholders’ equity	$2,919,753	$1,401,351	$3,043,711

RISK FACTORS

Any investment in the notes involves a high degree of risk. You should carefully consider the risks described below and all of the information included or incorporated by reference in this prospectus supplement and accompanying prospectus before deciding whether to purchase the notes. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the events or circumstances described in the following risk factors actually occur, our business, financial condition and results of operations would suffer. In that event, the price of the notes could decline, and you may lose all or part of your investment. The risks discussed below and in the documents incorporated by reference also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”

Risks relating to the notes

The notes are structurally subordinated to any future indebtedness and to the other liabilities of our subsidiaries.

The notes are our obligations exclusively and not of any of our subsidiaries. A significant portion of our operations is conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors, including trade creditors, and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and, therefore, the claims of our creditors, including holders of the notes), and our subsidiaries may enter into future borrowing arrangements that limit their ability to transfer funds to us. Consequently, the notes will be structurally subordinated to all liabilities, including trade payables, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. All borrowings under our Credit Agreement, dated as of June 8, 2022 (the “Credit Agreement”), which provides for a $1.5 billion five-year unsecured revolving credit facility, are guaranteed on an unsecured basis by certain of our material domestic subsidiaries. As of December 31, 2023, our subsidiaries had approximately $1.88 billion of liabilities (including trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP). In addition, the indenture governing the notes permits our subsidiaries to incur additional secured indebtedness, and does not contain any limitation on the amount of unsecured indebtedness or other liabilities, such as trade payables, that may be incurred by our subsidiaries.

The notes will be subject to the prior claims of any future secured creditors.

The notes are unsecured obligations, ranking effectively junior to any secured indebtedness we may incur. As of December 31, 2023, we did not have any outstanding secured indebtedness, although the indenture governing the notes does not limit the amount of additional unsecured debt that we and our subsidiaries may incur and permits us to incur secured debt under specified circumstances. If we incur secured debt, our assets securing any such indebtedness will be subject to prior claims by our secured creditors. In the event of our bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up, or upon any acceleration of the notes, our assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in any remaining assets ratably with all of our other unsecured and unsubordinated creditors, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the notes then outstanding would remain unpaid.

The terms of our Credit Agreement restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

Our Credit Agreement contains restrictive covenants that impose operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our and our subsidiaries’ ability to:

•	incur or issue subsidiary debt or preferred equity;

•	create liens;

•	enter into sale and leaseback transactions;

•	enter into fundamental changes (including mergers, consolidations, transfers of all or substantially all assets and changes in nature of business conducted); and

•	create or permit certain restrictive agreements.

The Credit Agreement contains certain customary representations and warranties, affirmative covenants and events of default.

In addition, the restrictive covenants in the Credit Agreement require us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests may be affected by events beyond our control, and we may be unable to meet them. You should read the discussion under the heading “Description of Other Indebtedness” for further information about these covenants.

A breach of the covenants or restrictions under the Credit Agreement could result in an event of default thereunder. Such a default may allow the lenders thereunder to accelerate the loans and may result in the acceleration of any other debt which has a cross-acceleration or cross-default provision that applies to the Credit Agreement. In addition, an event of default under the Credit Agreement would permit the lenders to terminate all commitments to extend further credit under the Credit Agreement. In the event our lenders or other debt holders accelerate the repayment of any borrowings that may be outstanding, we and our subsidiaries may not have sufficient assets or liquidity to repay that indebtedness.

The negative covenants in the indenture that governs the notes provide limited protection to holders of the notes.

The indenture governing the notes contains covenants limiting our ability and our subsidiaries’ ability to create certain liens, enter into certain sale and lease-back transactions, and consolidate or merge with, or convey, transfer or lease all or substantially all our assets to, another person. The limitation on liens and limitation on sale and lease-back covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of Notes—Certain covenants.” In light of these exceptions, holders of the notes may be structurally or effectively subordinated to new lenders.

Despite our increased consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional unsecured debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due.

Dividends and repurchases of our common stock under our stock repurchase program will reduce funds available for repayment of the notes.

We have historically paid quarterly dividends and intend to continue to do so subject to capital availability and periodic determinations by our Board of Directors. On September 2, 2023, our Board of Directors authorized a share repurchase program which permits us to repurchase up to an aggregate of $2.0 billion of shares of our common stock. This share repurchase program is in addition to the $6.0 billion share repurchase program announced in June 2022, which as of December 31, 2023 had approximately $3.02 billion of repurchase authority remaining. We expect to continue these repurchases in the future using cash, including proceeds from this offering, or other of our assets. The amount of our future repurchases may be significant, and the indenture governing the notes does not limit our ability to conduct future repurchases in any way. Similarly, the indenture governing the notes does not limit our ability to pay dividends. Any future dividends or repurchases by us would reduce the cash and stockholders’ equity that is available to repay the notes.

The provisions of the notes will not necessarily protect you in the event of certain highly leveraged transactions.

Upon the occurrence of a Change of Control Triggering Event (as defined under “Description of Notes—Repurchase upon change of control triggering event”), you will have the right to require us to repurchase the notes. However, the Change of Control Triggering Event provisions will not afford you protection in the event of certain highly leveraged transactions that may adversely affect you. For example, any leveraged recapitalization, refinancing, restructuring or acquisition initiated by us will generally not constitute a Change of Control (as defined herein) that would potentially lead to a Change of Control Triggering Event. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the notes, or, even if they do, may not necessarily constitute a Change of Control Triggering Event that affords you the protections described in this prospectus supplement. If any such transaction were to occur, the value of your notes could decline.

You may not be entitled to require us to repurchase your notes in certain circumstances involving our Board of Directors, including in connection with a proxy contest, where our Board of Directors does not endorse a dissident slate of directors, but approves such directors as Continuing Directors (as defined herein) for purposes of the indenture governing the notes. This may result in a change in the composition of the Board of Directors that, but for such subsequent approval, would have otherwise constituted a Change of Control that would potentially lead to a Change of Control Triggering Event, in which case you will not have the right to require us to repurchase all or a portion of your notes.

We may not be able to repurchase all of the notes upon a Change of Control Triggering Event, which would result in a default under the notes.

We will be required to offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event as provided in the indenture governing the notes. However, we may not have sufficient funds to repurchase the notes in cash at that time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time, which agreements may provide that a Change of Control Triggering Event constitutes an event of default or prepayment under such indebtedness. Our failure to make such a repurchase would result in a default under the notes and our Revolving Credit Facility, and may constitute an event of default under our future debt instruments.

Redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes prior to maturity as described under “Description of Notes—Redemption—Optional redemption.” We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable security at an effective interest rate as high as that of the notes.

Our substantial leverage could have a significant effect on our operations and on our ability to secure additional financing when needed.

After giving effect to the issuance of the notes offered hereby, our total indebtedness for borrowed money as of December 31, 2023 would have been approximately $5.95 billion. Our ability to repay or refinance our indebtedness or to secure additional capital resources to fund our business will depend upon, among other things, our operating performance. Such future operating results may be affected by general economic, competitive, business and other factors beyond our control. Although we believe that our future cash flow from operating activities, together with available financing arrangements, will be sufficient to fund our operating, strategic growth, capital expenditure and debt service requirements, if we fail to meet our financial obligations or if supplemental financing is not available to us on satisfactory terms when needed, our business could be harmed.

We will be required to dedicate a substantial portion of our cash flow to the payment of principal and interest on our indebtedness, which could reduce the amount of discretionary funds available for our other operational needs and growth objectives.

We may also be more vulnerable in the event of a deterioration of our business or changes in the semiconductor industry or the economy in general, because of our increased need for cash flow.

In the event of a default, we may be forced to pursue one or more alternative strategies, such as restructuring or refinancing our indebtedness, selling assets, reducing or delaying capital expenditures or seeking additional equity capital. There can be no assurances that any of these strategies could be effectuated on satisfactory terms, if at all, or that sufficient funds could be obtained to make the requisite debt service payments.

Changes in our credit ratings may adversely affect the value of the notes.

Any ratings of the notes are limited in scope and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

There may not be an active trading market for the notes.

There is no existing market for any series of the notes, and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including, but not limited to, prevailing interest rates, our financial condition and results of operations, prospects for companies in our industry generally, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops for any series of the notes would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the notes;

•	outstanding amount of the notes;

•	the terms related to the optional redemption of the notes; and

•	level, direction and volatility of market interest rates generally.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

Risks related to our business

We operate in a rapidly changing economic and technological environment that presents numerous risks, many of which are driven by factors that we cannot control or predict. The risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended June 30, 2023 and Quarterly Reports on Form 10-Q for the quarters ended September 30, 2023 and December 31, 2023, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, highlight some of these risks. You should read our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors.”

USE OF PROCEEDS

We estimate that we will receive net proceeds from the offering of the notes of approximately $  billion after deducting underwriting discounts, other estimated offering expenses payable by us in connection with the offering of the notes and accrued interest paid by purchasers of the 2052 notes. See “Underwriting.” We intend to use the net proceeds from this offering for general corporate purposes, including the repayment of outstanding indebtedness at or prior to maturity, and to repurchase shares of our common stock pursuant to our previously announced share repurchase programs.

We may temporarily invest funds that are not immediately needed for these purposes in short-term investments, including cash, cash equivalents or marketable securities or used to reduce outstanding short-term borrowings.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and marketable securities, restricted cash and consolidated capitalization as of December 31, 2023:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the issuance of the notes in this offering, after deducting the initial purchasers’ discounts and commissions and our estimated offering expenses, and the use of proceeds from this offering. See “Use of Proceeds.” Net proceeds from the offering are reflected as cash, cash equivalents and marketable securities.

This table should be read in conjunction with our consolidated financial statements and the notes thereto included or incorporated by reference herein.

	As of December 31, 2023
(in thousands)	Actual	As Adjusted
Cash, cash equivalents and marketable securities(1)	$3,342,994	$

Long-term debt:
4.650% Senior Notes due on November 1, 2024(1)	750,000		750,000
5.650% Senior Notes due on November 1, 2034(1)	250,000		250,000
4.100% Senior Notes due on March 15, 2029(1)	800,000		800,000
5.000% Senior Notes due on March 15, 2049(1)	400,000		400,000
3.300% Senior Notes due on March 1, 2050(1)	750,000		750,000
4.650% Senior Notes due July 15, 2032(1)	1,000,000		1,000,000
4.950% Senior Notes due July 15, 2052(1)	1,200,000
5.250% Senior Notes due July 15, 2062(1)	800,000		800,000
% Senior Notes due 20 offered hereby(1)	—
Revolving Credit Facility(1)	—		—
Total long-term debt	$5,950,000	$

Stockholders’ equity:
Preferred stock, $0.001 par value, 1,000 shares authorized; none outstanding	—		—
Common stock, $0.001 par value; 500,000 shares authorized, 280,268 issued, 135,260 outstanding	135		135
Capital in excess of par value	2,154,374		2,154,374
Retained earnings	921,466		921,466
Accumulated other comprehensive income (loss)	(32,264)		(32,264)
Total KLA stockholders’ equity	3,043,711		3,043,711
Non-controlling interest in consolidated subsidiaries	—		—

Total stockholders’ equity	$3,043,711		$3,043,711

Total capitalization	$8,993,711	$

(1)	Reflects principal amount outstanding without deduction for debt discounts or issuance costs.

DESCRIPTION OF NOTES

General

For purposes of this section, references to “KLA,” “we,” “us” and “our” are references to KLA Corporation only and not to any of its subsidiaries. We will issue the  % Senior Notes due 20     (the “20     notes”) and the 4.950% Senior Notes due 2052 (the “2052 notes” and, together with the 20  notes, the “notes”) as separate series of debt securities under an indenture dated as of June 23, 2022 (the “Indenture”) between us and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), and (i) in the case of the 20  notes, an officer’s certificate, to be dated as of     , 2024, and (ii) in the case of the 2052 notes, an officer’s certificate, dated as of June 23, 2022 (the date of issuance for the existing 2052 notes (as defined herein)). The term “Indenture,” as used herein, includes any Officer’s Certificate (as defined in the Indenture) or supplemental indenture establishing the form and terms of the Securities (as defined in the Indenture) pursuant to the Indenture. Pursuant to the Indenture, on June 23, 2022 we issued $1,200,000,000 aggregate principal amount of 4.950% Senior Notes due 2052 (the “existing 2052 notes”). The 2052 notes will be issued as additional notes of the same series as the existing 2052 notes under the Indenture. Each series of the notes will be issued as a separate series of debt securities under the Indenture, in the case of the 2052 notes, together with the existing 2052 notes, and will be treated as such for all purposes under the Indenture, including, without limitation, waivers, amendments and redemptions.

The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). A copy of the Indenture may be obtained from us. You can find definitions of certain capitalized terms used in this description under “—Certain definitions.”

We will issue the notes of each series in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Trustee will initially act as Paying Agent and Registrar for the notes. The notes may be presented for registration of transfer and exchange at the offices of the Registrar. We may change any Paying Agent and Registrar without notice to holders of the notes (the “Holders”). We will pay principal (and premium, if any) on notes in global form at the Trustee’s corporate office, which, initially, will be the corporate trust operations office of the Trustee located at One California Street, Suite 1000, San Francisco, California 94111, Attention: D. Jason (KLA Corporation Administrator). Interest on certificated notes will be paid by wire transfer of immediately available funds to the account specified by the Holder thereof to the paying agent or, if no such account is specified, by mailing a check to such Holder’s registered address. The transferor of any note shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including, without limitation, any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

Principal, maturity and interest

We will issue $     in aggregate principal amount of the 20     notes in this offering. We will issue $     in aggregate principal amount of the 2052 notes in this offering, which will constitute a further issuance of the existing 2052 notes, of which $1,200,000,000 aggregate principal amount was issued on June 23, 2022. The 2052 notes will form a single series with the existing 2052 notes under the Indenture and will have the same terms, other than the initial offering price, the issue date and the initial interest payment date, as the existing 2052 notes. Immediately upon settlement, the 2052 notes will have the same CUSIP/ISIN number and will trade interchangeably with the existing 2052 notes. Upon completion of this offering, an aggregate principal amount of $     of 4.950% Senior Notes due 2052 will be outstanding. The 20     notes will mature on     , 20     and the 2052 notes will mature on July 15, 2052. Interest on the 20   notes will accrue at the rate of  % per annum and interest on the 2052 notes will accrue at the rate of 4.950% per annum. Interest on each series of the notes will be payable semi-annually in arrears on, in the case of the 20   notes,

     and      of each year, commencing on     , 2024, and, in the case of the 2052 notes, January 15 and July 15 of each year, commencing on July 15, 2024, to the persons who are registered Holders of the relevant series of the notes at the close of business on, in the case of the 20   notes,      and     , and, in the case of the 2052 notes, January 1 and July 1, whether or not a Business Day, immediately preceding the applicable interest payment date.

Interest on the 20   notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the issue date. Interest on the 2052 notes will accrue from and including January 15, 2024, and, thereafter, from and including the most recent date to which interest has been paid. The offering price of the 2052 notes will include accrued interest from, and including, January 15, 2024, to, but excluding, the issue date of the 2052 notes, totaling $     in the aggregate for all 2052 notes offered hereby, which must be paid by the purchasers of the 2052 notes. If any interest payment date, redemption date, repurchase date or maturity date falls on a day which is not a Business Day, payment of interest, principal and premium, if any, with respect to such notes will be made on the next Business Day with the same force and effect as if made on the due date, and no interest on such payment will accrue from and after such due date. Interest for each series of notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

We may from time to time without notice to, or the consent of, any Holder, create and issue additional series of notes under the Indenture. To the extent we do so, the separate series of notes will not vote together as a single series on any matters. We may also from time to time without notice to, or the consent of, any Holder, create and issue additional notes of any series offered hereby under the Indenture equal in rank to the notes of such series in all respects (or in all respects except for the issue date, issue price, the payment of interest accruing prior to the issue date of such additional notes, or the first payment of interest following the issue date of such additional notes) so that the additional notes may be consolidated and form a single series with the notes of such series, and have the same terms as to status, redemption and otherwise as the notes of such series; provided that, if any such additional notes are not fungible with the notes of the relevant series initially offered hereby for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers.

The notes will not be guaranteed by any of our subsidiaries. The notes will not be entitled to the benefit of any mandatory sinking fund.

We will pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue payments of the principal, purchase price and redemption price of the notes of any applicable series from time to time on demand at the rate then borne by the notes of that series; and will pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue installments of interest, if any (without regard to any applicable grace periods), on the notes of that series from time to time on demand at the same rate to the extent lawful.

Ranking

The notes will be our unsecured senior obligations and will:

•	rank senior in right of payment to all of our future subordinated indebtedness;

•	rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness;

•	be effectively subordinated in right of payment to all of our future secured indebtedness to the extent of the collateral securing such indebtedness; and

•	be structurally subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries.

As of December 31, 2023, we had $5.95 billion of indebtedness for borrowed money, none of which was secured indebtedness, and our subsidiaries had approximately $1.88 billion of liabilities (including trade payables but excluding intercompany obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with U.S. generally accepted accounting principles (“GAAP”)) to which the notes would have been structurally subordinated.

Redemption

Optional redemption

Prior to the applicable Par Call Date (as defined below), we may redeem notes of any series at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on such series of notes discounted to the redemption date (assuming such series of notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus (i)  basis points in the case of the 20     notes or (ii) 25 basis points in the case of the 2052 notes, in each case, less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the notes of such series to be redeemed,

plus, in either case, accrued and unpaid interest on the respective series of notes to be redeemed to, but not including, the applicable redemption date.

On or after the applicable Par Call Date, we may redeem the applicable series of notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

Our actions and determinations in determining the applicable redemption price shall be conclusive and binding for all purposes, absent manifest error.

Unless we default in payment of the applicable redemption price, on and after the applicable redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Selection and notice of redemption

In the event that we choose to redeem less than all of a series of notes, selection of the notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate and, in the case of global notes, in accordance with the applicable procedures of the Depositary (as defined below).

No notes of a principal amount of $2,000 or less shall be redeemed in part. Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each Holder of notes to be redeemed. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon surrender for cancellation of the original note or in the case of a global note the new principal amount will be reflected on the schedule to the global note. On and after the redemption date, interest will cease to accrue on notes of each series or portions thereof called for redemption as long as we have deposited with the Paying Agent funds in satisfaction of the applicable redemption price. For so long as the notes are held by DTC (or another Depositary), the redemption of the notes of any series shall be done in accordance with the policies and procedures of the Depositary.

Repurchase upon change of control triggering event

If a Change of Control Triggering Event (as defined below) occurs with respect to a series of notes, unless we have exercised our right to redeem the notes of such series as described above, we will be required to make an offer to repurchase all or, at the Holder’s option, any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof), of each Holder’s notes of that series pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but not including, the date of purchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event with respect to a series of notes, we will be required to give notice to Holders of notes of that series, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is given (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. We must comply with the requirements of applicable securities laws and regulations in connection with the repurchase of the notes as a result of a Change of Control Triggering Event.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes of the applicable series or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes of such series or portions of notes properly tendered; and

•

deliver or cause to be delivered to the Trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes of such series or portions of notes being purchased by us.

The Paying Agent will be required to promptly give, to each Holder who properly tendered notes, the purchase price for such notes, and the Trustee will be required to promptly authenticate and mail (or cause to be transferred by book entry) to each such Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or otherwise fails to complete its offer, we will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provision of any such securities laws or regulations conflicts with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict. For purposes of the repurchase provisions of the notes, the following terms will be applicable:

“Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, arrangement or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries, taken as a whole, to one or more persons, other than to us or one of our subsidiaries; (2) the first day on which a majority of the members of our board of directors is not composed of Continuing Directors (as defined below); (3) the consummation of any transaction including, without limitation, any merger, amalgamation, arrangement or consolidation the result of which is that any person becomes the beneficial owner, directly or indirectly, of more than 50% of our Voting Stock; (4) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of us or of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or (5) the adoption of a plan relating to our liquidation or dissolution. For the purposes of this definition, “person” and “beneficial owner” have the meanings used in Section 13(d) of the Exchange Act.

“Change of Control Triggering Event,” with respect to a series of notes, means the notes of that series cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the period (the “Trigger Period”) commencing on the date of the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change). Unless at least two of the three Rating Agencies are providing a rating for the notes of a series at the commencement of any Trigger Period, the notes of that series will be deemed to have ceased to be rated Investment Grade by at least two of the three Rating Agencies during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of our Board of Directors on the Issue Date; or (2) was nominated for election, elected or appointed to our Board of Directors with the approval of a majority of the Continuing Directors who were members of our Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval by such directors of our proxy statement in which such member was named as a nominee for election as a director).

“Depositary” means, with respect to the notes, a clearing agency registered under the Exchange Act that is designated to act as depositary for such notes in accordance with the terms of the Indenture.

“Fitch” means Fitch Ratings, Inc., and its successors.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P or BBB- (or the equivalent) by Fitch, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means (a) each of Moody’s, S&P and Fitch to the extent Fitch makes its rating available; and (b) if any of the Rating Agencies ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as such term is defined in Section 3(a)(62) of the Exchange Act that is selected by us (as certified by a resolution of our Board of Directors) as a replacement for Moody’s, S&P or Fitch, or some or all of them, as the case may be.

“S&P” means Standard & Poor’s Global Ratings, a division of S&P Global Inc., and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the Board of Directors of such person.

Holders may not be entitled to require us to purchase their notes in certain circumstances involving our Board of Directors, including in connection with a proxy contest, where our Board of Directors does not endorse a dissident slate of directors, but approves such directors as Continuing Directors for purposes of the Indenture. This may result in a change in the composition of the Board of Directors that, but for such subsequent approval, would have otherwise constituted a Change of Control, in which case you will not have the right to require us to repurchase all or a portion of your notes.

Certain covenants

The Indenture will contain, among others, the following covenants:

Limitation on liens

We will not (nor will we permit any of our Domestic Subsidiaries to) issue, incur, create, assume or guarantee any Indebtedness secured by a Lien upon any Principal Property or upon any of the Capital Stock or Indebtedness of any of our Subsidiaries (whether such Principal Property, or Capital Stock or Indebtedness is now existing or owed or hereafter created or acquired) without in any such case effectively providing, concurrently with the issuance, incurrence, creation, assumption or guaranty of any such secured Indebtedness, or the grant of such Lien, that the notes of each series then outstanding (together with, if we shall so determine, any other Indebtedness of or guarantee by us or such Subsidiary ranking equally with the notes) shall be secured equally and ratably with (or, at our option, prior to) such secured Indebtedness. The foregoing restriction, however, will not apply to any of the following:

•	Liens existing on the Issue Date;

•

Liens on assets or property of a person at the time it becomes a Subsidiary, securing Indebtedness of only such person, provided such Indebtedness was not incurred in connection with such person or entity becoming a Subsidiary and such Liens do not extend to any assets other than those of the person becoming a Subsidiary;

•

Liens on property or assets of a person existing at the time such person is merged into or consolidated with us or any of our Subsidiaries, or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a person to us or any of our Subsidiaries, provided that such Lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction by which such person was merged into or consolidated with us or any of our Subsidiaries;

•

Liens existing on assets created at the time of, or within the 12 months following, the acquisition, purchase, lease, improvement or development of such assets to secure all or a portion of the purchase price or lease for, or the costs of improvement or development of (in each case including related costs and expenses) such assets;

•

Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to above, so long as such Lien is limited to all or part of substantially the same property which secured the Lien extended, renewed or replaced, and the amount of Indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal, refinancing or refunding);

•	Liens in favor of only us or one or more of our Subsidiaries;

•	Liens in favor of the Trustee securing Indebtedness owed under the Indenture to the Trustee and granted in accordance with the Indenture;

•	Liens to secure Hedging Obligations; and

•

Liens otherwise prohibited by this covenant, securing Indebtedness which, together with the value of Attributable Debt incurred in sale and lease-back transactions permitted under “— Limitation on sale and lease-back transactions” below, do not exceed 20% of Consolidated Net Tangible Assets measured at the date of incurrence of the Lien.

Limitation on sale and lease-back transactions

We will not, nor will we permit any of our Subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or any such Sale and Lease-Back Transaction between us and one of our Subsidiaries or between our Subsidiaries, unless: (a) we or such Subsidiary, as applicable, would be entitled to incur Indebtedness secured by a Lien on the Principal Property involved in such Sale and Lease-Back Transaction in an amount at least equal to the Attributable Debt with respect to such Sale and Lease-Back

Transaction, without equally and ratably securing the notes of each series then outstanding, pursuant to the covenant described above under the caption “— Limitation on liens”; or (b) the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by our Board of Directors) and we apply an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 365 days of such Sale and Lease-Back Transaction to any (or a combination) of (i) the prepayment or retirement of the notes, (ii) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other Indebtedness of us or of one of our Subsidiaries (other than Indebtedness that is subordinated to the notes or Indebtedness owed to us or one of our Subsidiaries) that matures more than 12 months after its creation or (iii) the purchase, construction, development, expansion or improvement of other comparable property.

Limitation on mergers and other transactions

We may not merge or consolidate with any other person or persons (whether or not affiliated with us), and we may not sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property or assets to any other person or persons (whether or not affiliated with us), unless the following conditions are satisfied:

(1) either (a) the transaction is a merger or consolidation, and we are the surviving entity; or (b) the successor person (or the person which acquires by sale, conveyance, transfer or lease all or substantially all of our property or assets) is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, by a supplemental indenture satisfactory to the Trustee, all of our obligations under the notes and the Indenture;

(2) immediately after giving effect to the transaction and treating our obligations in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no Default or Event of Default shall have occurred and be continuing under the Indenture; and

(3) an officer’s certificate and opinion of counsel is delivered to the Trustee to the effect that such transaction, and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with this “—Limitation on mergers and other transactions” and that all conditions precedent under the Indenture relating to such transaction have been complied with.

In the case of any such consolidation, merger, sale, transfer or other conveyance, but not a lease, in a transaction in which there is a successor entity, the successor entity will succeed to, and be substituted for, us under the Indenture and, subject to the terms of the Indenture, we will be released from the obligation to pay principal and interest on the notes and all obligations under the Indenture.

Reports to holders

The Indenture provides that any document or report that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the Trustee within 30 days after such document or report is required to be filed with the SEC. Documents filed by us with the SEC via the EDGAR system (or any successor thereto) will be deemed to be filed with the Trustee as of the time such documents are filed via EDGAR, it being understood that the Trustee shall not be responsible for determining whether such filings have been made. Delivery of the information, documents and other reports described above to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of the covenants under the Indenture (as to which the Trustee is entitled to conclusively rely on an officer’s certificate).

Events of default

The following events will be defined in the Indenture as “Events of Default” with respect to the notes of a series:

(1) the failure to pay interest on any note of such series when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal (or premium, if any) of any note of such series, when such principal becomes due and payable, at maturity, upon acceleration, upon redemption or otherwise (including the failure to make a payment to purchase notes of such series tendered pursuant to a Change of Control Offer);

(3) a default in the performance, or breach, of our obligations under the “—Certain covenants—Limitation on mergers and other transactions” covenant described above;

(4) a Default in the observance or performance of any other covenant or agreement contained in the Indenture which Default continues for a period of 60 days after we receive written notice specifying the Default (and demanding that such Default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the notes of such series;

(5) (a) a failure to make any payment at the stated maturity on any of our Indebtedness (other than Indebtedness owing to any of our Subsidiaries) outstanding in an amount in excess of $100.0 million or its foreign currency equivalent at the time and continuance of this failure to pay after any applicable grace period or (b) a Default on any of our Indebtedness (other than Indebtedness owing to any of our Subsidiaries), which Default results in the acceleration of such Indebtedness in an amount in excess of $100.0 million or its foreign currency equivalent at the time without such Indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above; provided, however, that, if any failure, default or acceleration referred to in clauses 5(a) or (b) ceases or is cured, waived, rescinded or annulled, then the Event of Default under the Indenture will be deemed cured; or

(6) certain events of bankruptcy or insolvency affecting us or any of our Significant Subsidiaries.

If an Event of Default (other than an Event of Default with respect to us specified in clause (6) above) shall occur and be continuing with respect to any series of notes, the Trustee or the Holders of at least 25% of the principal amount of such series of notes may declare the principal of, premium, if any, and accrued interest on all notes of such series to be due and payable by notice in writing to us and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable.

Notwithstanding the foregoing, if an Event of Default specified in clause (6) with respect to us (but not any of our Significant Subsidiaries) above occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on all notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture will provide that, at any time after a declaration of acceleration with respect to a series of notes as described in the preceding paragraph, the Holders of a majority in principal amount of such series of notes (including additional notes of such series, if any) may rescind and cancel such declaration and its consequences if:

(1) the rescission would not conflict with any judgment or decree;

(2) all existing Events of Default with respect to such series of notes have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) we have paid the Trustee its compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officer’s certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Event of Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the notes of a series (including additional notes of such series, if any) may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any notes of such series, as applicable.

The Holders may not enforce the Indenture or the notes of a series except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee security or indemnity reasonably satisfactory to it. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of a series of notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, subject to the Trustee receiving security or indemnity reasonably satisfactory to it. Nothing herein shall impair the right of a Holder to institute suit for the enforcement of any payment on or with respect to the notes.

We will be required to provide an officer’s certificate to the Trustee promptly upon obtaining knowledge of any Default or Event of Default (provided that we shall provide an officer’s certificate annually as to whether or not such officer knows of any Default or Event of Default) that has occurred and, if applicable, the officer’s certificate shall describe such Default or Event of Default and the status thereof.

No personal liability of directors, officers, employees, incorporator and stockholders

No past, present or future director, officer, employee, incorporator, agent, stockholder or affiliate of us or any of our Subsidiaries, as such, shall have any liability for any obligations of us or any of our Subsidiaries under the notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. This waiver and release are part of the consideration for issuance of the notes.

Legal defeasance and covenant defeasance

We may, at our option and at any time, elect to have our obligations discharged with respect to the outstanding notes of a series (“Legal Defeasance”). Such Legal Defeasance means that we shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes of a series, except for:

(1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the notes of such series when such payments are due;

(2) our obligations with respect to the notes of such series concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

(3) the rights, powers, trusts, duties and immunities of the Trustee and our obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the Indenture, including those described under “—Certain covenants—Limitation on liens,” “—Certain covenants—Limitation on sale and lease-back transactions” and “—Repurchase upon change of control triggering event” (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes of a series. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “—Events of default” will no longer constitute an Event of Default with respect to the notes of the applicable series.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes of a series:

(1) we must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes of such series on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, we must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) we have received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the beneficial owners of the applicable series of notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, we must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the beneficial owners of the applicable series of notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing with respect to such series of notes on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture with respect to such series of notes (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

(6) we must deliver to the Trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance with respect to such series of notes have been complied with;

(7) we must deliver to the Trustee an opinion of counsel to the effect that assuming no intervening bankruptcy of us between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of us, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

(8) certain other customary conditions precedent are satisfied.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes of a series, when:

(1) either:

(a) all notes of that series theretofore authenticated and delivered (except destroyed, lost, or stolen notes and which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all notes of that series not theretofore delivered to the Trustee for cancellation (1) have become due and payable, (2) will become due and payable within one year, or (3) are to be called for redemption within one year, under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of us, and we have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes of that series not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes of that series to the date of deposit together with irrevocable instructions from us directing the Trustee to apply such funds to the payment thereof at the stated maturity or redemption, as the case may be;

(2) we have paid all other sums payable under the Indenture by us; and

(3) we have delivered to the Trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

From time to time, we and the Trustee, without the consent of the Holders, may amend the Indenture and the notes of a series for certain specified purposes, including:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes of that series in addition to or in place of certificated notes;

(3) to comply with the provisions described under “—Certain covenants—Limitation on mergers and other transactions”;

(4) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(5) to evidence and provide for the acceptance of appointment by a successor Trustee;

(6) to conform the text of the Indenture or the notes of that series to any corresponding provision of this “Description of Notes”;

(7) to establish the form or terms of notes of any series as permitted by the terms of the Indenture;

(8) to provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations under the Indenture, in each case in compliance with the provisions thereof; or

(9) to make any change that would provide any additional rights or benefits to the Holders of the notes of a series (including to secure the notes of that series, add guarantees with respect thereto, to add to our covenants for the benefit of the Holders of that series or to surrender any right or power conferred upon us under the Indenture) or that does not adversely affect the legal rights hereunder of any Holder of the notes in any material respect.

In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel or an officer’s certificate or both. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding notes of each series affected (including additional notes, if any), except that, without the consent of each Holder affected thereby, no amendment may:

(1) reduce the principal amount of notes whose Holders must consent to an amendment;

(2) reduce the rate of, change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

(3) reduce the principal of, change or have the effect of changing the fixed maturity of any notes, change the date on which any notes may be subject to redemption or repurchase or reduce the redemption price or repurchase price therefor;

(4) make any notes payable in currency other than that stated in the notes or change the place of payment of the notes from that stated in the notes or in the Indenture;

(5) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of notes (including additional notes of that series, if any) to waive Defaults or Events of Default;

(6) make any change in these amendment and waiver provisions; or

(7) make any change to or modify the ranking of the notes of a series that would adversely affect the Holders of that series.

Governing law

The Indenture will provide that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of its own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of us, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that, if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the definition of all terms used herein for which no definition is provided.

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted-average interest rate per annum borne by the securities then outstanding under the Indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Board of Directors” means, as to any person, the board of directors (or similar governing body) of such person or any duly authorized committee thereof.

“Business Day” means each day that is not a Legal Holiday.

“Capital Stock” means:

(1) with respect to any person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

(2) with respect to any person that is not a corporation, any and all partnership, membership or other equity interests of such person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Common Stock” of any person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Net Tangible Assets” means, as of any date on which we effect a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) after deducting therefrom: (a) all current liabilities, except for current maturities of long-term debt and obligations under capital leases; and (b) intangible assets (including goodwill), to the extent included in said aggregate amount of assets, all as set forth on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles in the United States of America applied on a consistent basis.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state of the United States or the District of Columbia.

“Hedging Obligations” means:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk;

(3) other agreements or arrangements designed to protect against fluctuations in currency exchange rates or commodity prices; and

(4) other agreements or arrangements designed to protect against fluctuations in equity prices.

“Indebtedness” means, with respect to any person, without duplication:

(1) all obligations of such person for borrowed money; and

(2) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments.

“Issue Date” means the date of original issuance of the notes of a series but not any additional notes of that series. For the avoidance of doubt, references herein to the “Issue Date” of the 2052 notes shall mean June 23, 2022, the date of issuance of the existing 2052 notes.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions or the corporate trust office are not required to be open in the State of New York or a place of payment.

“Lien” means any lien, mortgage, deed of trust, hypothecation, pledge, security interest, charge or encumbrance of any kind.

“Par Call Date” means (i) with respect to the 20  notes,   , 20  (  months prior to the maturity date of the 20  notes) and (ii) with respect to the 2052 notes, January 15 , 2052 (six months prior to the maturity date of the 2052 notes).

“Preferred Stock” of any person means any Capital Stock of such person that has preferential rights to any other Capital Stock of such person with respect to dividends or redemptions or upon liquidation.

“Principal Property” means the land, improvements, buildings, fixtures and equipment (including any leasehold interest therein) constituting the principal corporate office, any manufacturing, assembly or test plant, or any manufacturing, assembly, test, distribution or research facility (in each case, whether now owned or hereafter acquired) which is owned or leased by us or any of our Subsidiaries unless our Board of Directors has determined in good faith that such office, plant or facility is not of material importance to the total business conducted by us and our Subsidiaries taken as a whole. With respect to any Sale and Lease-Back Transaction or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by us or any of our Subsidiaries of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by us or such Subsidiary to such person.

“Significant Subsidiary,” with respect to any person, means any Subsidiary of such person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Subsidiary” means any corporation, limited liability company or other similar type of business entity in which we and/or one or more of our Subsidiaries together own more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body of such corporation, limited liability company or other similar type of business entity, directly or indirectly.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the applicable redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the applicable redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the applicable redemption date.

If on the third Business Day preceding the applicable redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, we shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Book-entry settlement

We will issue the notes of each series in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee in accordance with arrangements between DTC and the Trustee.

If you wish to hold notes through the DTC system, you must either be a direct participant in DTC or hold through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations that have accounts with DTC. For those holders of notes outside the United States, Euroclear and Clearstream (both described below) participate in DTC through their New York depositaries. Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants or through other indirect participants that have access through direct participants.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the global notes through these participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the Indenture or the notes. The ability of Euroclear or Clearstream to take actions as a holder of the notes under the Indenture will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources we believe to be reliable, but we make no representation or warranty with respect to this information. DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. We and the Trustee will not be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures, or for the performance by direct or indirect participants of their obligations under the rules and procedures of the clearance systems.

Transfers within DTC, Euroclear and Clearstream will be in accordance with the usual rules and operating procedures of the relevant system. Cross-market transfers between investors who hold or who will hold any notes through DTC and investors who hold or will hold any notes through Euroclear or Clearstream will be effected in DTC through the respective depositaries of Euroclear and Clearstream.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the Indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the Indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes of the applicable series under the Indenture or a global note representing the notes of that series.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Payments on the notes represented by global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in global notes held through such participants will be governed by standing instructions and customary practice as is now the case with notes held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

The laws of some states require certain purchasers of notes to take physical delivery of the notes in definitive form. These laws may impair your ability to transfer beneficial interests in global notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in a global note to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

The Depository Trust Company

DTC has advised us as follows:

•

DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act;

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	direct participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and other organizations;

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, LLC and the Financial Industry Regulatory Authority, Inc. (“FINRA”);

•

access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	the rules applicable to DTC and its participants are on file with the SEC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear and Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Certificated notes

We will issue certificated notes of a series to each person that DTC identifies as the beneficial owner of the notes of that series represented by a global note upon surrender by DTC of each such global note only if:

•	DTC notifies us that it is no longer willing or able to act as a depository for the global notes of such series, and we have not appointed a successor depository within 90 days of that notice;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we determine not to have the notes of that series represented by global notes; or

•	an Event of Default has occurred and is continuing with respect to such series of notes and a holder of notes of such series requests the issuance of certificated notes.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued. In connection with any proposed exchange of a certificated note for a global note, we or DTC shall be required to provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including, without limitation, any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

DESCRIPTION OF OTHER INDEBTEDNESS

The following descriptions are summaries of the material terms of certain indebtedness. They may not contain all the information that may be important to you. The following summaries are qualified in their entirety by reference to the relevant agreements, which are incorporated by reference herein.

Existing Notes

In November 2014, we issued $1.25 billion aggregate principal amount of our 4.650% Senior Notes due 2024 (the “Existing 2024 Notes”) and $250.0 million aggregate principal amount of our 5.650% Senior Notes due 2034 (the “Existing 2034 Notes”). In March 2019, we issued $800.0 million aggregate principal amount of our 4.100% Senior Notes due 2029 (the “Existing 2029 Notes”) and $400.0 million aggregate principal amount of our 5.000% Senior Notes due 2049 (the “Existing 2049 Notes”). In February 2020, we issued $750.0 million aggregate principal amount of our 3.300% Senior Notes due 2050 (the “Existing 2050 Notes”). In June 2022, we issued $1.0 billion aggregate principal amount of our 4.650% Senior Notes due 2032 (the “Existing 2032 Notes”), $1.2 billion aggregate principal amount of our 4.950% Senior Notes due 2052 (the “Existing 2052 Notes”) and $800.0 million aggregate principal amount of our 5.250% Senior Notes due 2062 (the “Existing 2062 Notes” and, together with the Existing 2024 Notes, the Existing 2034 Notes, the Existing 2029 Notes, the Existing 2049 Notes, the Existing 2050 Notes, the Existing 2032 Notes and the Existing 2052 Notes, the “Existing Notes”). In July 2022, we used a portion of the net proceeds of the Existing 2032 Notes, the Existing 2052 Notes and the Existing 2062 Notes to complete a tender offer for $500.0 million aggregate principal amount of the Existing 2024 Notes, including associated redemption premiums, accrued interest and other fees and expenses.

As of December 31, 2023, there was $5.95 billion in aggregate principal amount of Existing Notes outstanding.

Interest on the Existing 2024 Notes and the Existing 2034 Notes is payable semi-annually on May 1 and November 1 of each year, interest on the Existing 2029 Notes and the Existing 2049 Notes is payable semi-annually on March 15 and September 15 of each year, interest on the Existing 2050 Notes is payable semi-annually on March 1 and September 1 of each year and interest on the Existing 2032 Notes, the Existing 2052 Notes and the Existing 2062 Notes is payable semi-annually on January 15 and July 15 of each year. The Existing 2024 Notes, the Existing 2034 Notes, the Existing 2029 Notes, the Existing 2049 Notes and the Existing 2050 Notes were issued pursuant to that certain indenture dated as of November 6, 2014 (the “2014 Indenture”) between us and Wells Fargo Bank, National Association, as trustee. The Existing 2032 Notes, the Existing 2052 Notes and the Existing 2062 Notes were issued pursuant to the Indenture. Each of the 2014 Indenture and the Indenture includes covenants that limit our and certain of our subsidiaries’ ability to grant liens on specified properties or the capital stock or indebtedness of certain of our subsidiaries and enter into sale and leaseback transactions with respect to specified properties, subject to significant exceptions. As of December 31, 2023, we were in compliance with all of our covenants under each of the 2014 Indenture and the Indenture.

In certain circumstances involving a change of control followed by a downgrade of the rating of a series of Existing Notes by at least two of Moody’s, S&P and Fitch, unless we have exercised our right to redeem the Existing Notes of such series, we will be required to make an offer to repurchase all or, at the holder’s option, any part, of each holder’s Existing Notes of that series at a purchase price payable in cash equal to 101% of the aggregate principal amount of Existing Notes repurchased plus accrued and unpaid interest, if any, on the Existing Notes repurchased, up to, but not including, the date of repurchase

Credit Agreement

In June 2022, we entered into the Credit Agreement providing for a $1.5 billion five-year unsecured revolving credit facility (the “Revolving Credit Facility”). Amounts outstanding under the Credit Agreement will be guaranteed on an unsecured basis by certain of our material domestic subsidiaries. As of December 31, 2023, we had no outstanding borrowings under the Revolving Credit Facility.

We may borrow, repay and reborrow funds under the Revolving Credit Facility until its maturity on June 8, 2027 (the “Revolving Facility Maturity Date”), at which time such Revolving Credit Facility will terminate, and all outstanding loans under such facility, together with all accrued and unpaid interest, must be repaid. We may prepay the Revolving Credit Facility at any time without a prepayment penalty.

Borrowings under the Revolving Credit Facility will bear interest, at our option, at either: (i) the Alternative Base Rate (“ABR”) plus a spread, which ranges from 0 bps to 25 bps, or (ii) the Term Secured Overnight Financing Rate, plus an adjustment increase of 10 bps (“Adjusted Term SOFR”), plus a spread, which ranges from 75 bps to 125 bps. The spreads under ABR and Adjusted Term SOFR are subject to adjustment in conjunction with credit rating downgrades or upgrades, which include certain ESG related goals and metrics. We are also obligated to pay an annual commitment fee on the daily undrawn balance of the Revolving Credit Facility, which ranges from 4.5 bps to 12.5 bps, subject to an adjustment in conjunction with changes to our credit rating. As of December 31, 2023, we elected to pay interest on the borrowed amount under the Revolving Credit Facility at Adjusted Term SOFR plus a spread of 85 bps, and the applicable commitment fee on the daily undrawn balance of the Revolving Credit Facility was 6 bps.

We are required to maintain the maximum leverage ratio as described in the Credit Agreement, on a quarterly basis of 3.50 to 1.00, covering the trailing four consecutive fiscal quarters for each fiscal quarter, which can be increased to 4.00 to 1.00 for a period of time in connection with a material acquisition or a series of material acquisitions. As of December 31, 2023, our maximum allowed leverage ratio was 3.50 to 1.00.

The Credit Agreement contains restrictive covenants that impose operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our and our subsidiaries’ ability to (i) incur or issue subsidiary debt or preferred equity; (ii) create liens; (iii) enter into sale and leaseback transactions; (iv) enter into fundamental changes (including mergers, consolidations, transfers of all or substantially all assets and changes in nature of business conducted); and (v) create or permit certain restrictive agreements.

The Credit Agreement contains certain customary representations and warranties, affirmative covenants and events of default.

We were in compliance with all covenants under the Credit Agreement as of December 31, 2023.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of the notes.

This discussion is limited to holders who hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion is limited to persons purchasing the 20  notes for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the notes is sold to the public for cash) and persons purchasing the 2052 notes for cash in this offering and at the price set forth on the cover page of this prospectus supplement. This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding the notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell the notes under the constructive sale provisions of the Code; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement.

If an entity treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE

APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax consequences applicable to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a note that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Pre-issuance accrued interest on the 2052 notes

A portion of the price paid for the 2052 notes will be allocable to interest that “accrued” prior to the date the 2052 notes are purchased (“pre-issuance accrued interest”). We intend to take the position that, on the first payment date for the 2052 notes, a portion of the stated interest received in an amount equal to the pre-issuance accrued interest will be treated as a return of the pre-issuance accrued interest and not as a payment of interest on the 2052 notes. Amounts treated as a return of pre-issuance accrued interest should not be taxable when received and should be excluded from the holder’s adjusted tax basis in the applicable 2052 note.

Amortizable bond premium on the 2052 notes

If a U.S. Holder purchases a 2052 note for an amount (not including any amount paid for pre-issuance accrued interest) that is greater than the principal amount of the 2052 note, the U.S. Holder will be considered to have purchased the 2052 note with bond premium. The U.S. Holder generally may elect to amortize any bond premium under the constant yield method. A U.S. Holder that elects to amortize bond premium must generally use any amortizable bond premium allocable to an accrual period to offset stated interest required to be included in income with respect to the 2052 notes in such accrual period and reduce its tax basis in the 2052 notes by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by such U.S. Holder and such election may be revoked only with the consent of the IRS. If a U.S. Holder does not make such election, any bond premium will be included in such U.S. Holder’s tax basis in the 2052 note for purposes of computing the amount of gain or loss recognized on the taxable disposition of the note.

Market discount on the 2052 notes

If a U.S. Holder purchases a 2052 note at a price that is lower than the 2052 note’s principal amount by 0.25% or more of the principal amount, multiplied by the number of remaining whole years to maturity, the 2052 note will be considered to bear “market discount” in the U.S. Holder’s hands. In this case, any gain that the U.S. Holder realizes on the disposition of the 2052 note generally will be treated as ordinary interest income to the extent of the market discount that accrued on the 2052 note during the U.S. Holder’s holding period. In addition, the U.S. Holder could be required to defer the deduction of a portion of the interest paid on any indebtedness that the U.S. Holder incurred or maintained to purchase or carry the 2052 note. In general, market discount will be treated as accruing ratably over the term of the 2052 note, or, at the U.S. Holder’s election, under a constant yield method.

A U.S. Holder may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the 2052 note as ordinary income. If a U.S. Holder elects to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If a U.S. Holder does make such an election, it will apply to all market discount debt instruments that the U.S. Holder acquires on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the IRS.

Payments of interest

Subject to the discussion of “—Pre-issuance accrued interest on the 2052 notes” and “—Amortizable bond premium on the 2052 notes” above in the case of the 2052 notes, interest on a note generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes.

Sale or other taxable disposition

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of such gain or loss will generally equal the difference between the amount received for the note in cash or other property valued at fair market value (less amounts attributable to any accrued but unpaid interest, which, unless it represents pre-issuance accrued interest with respect to a 2052 note, will be taxable as interest to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount the U.S. Holder paid for the note and, in the case of a 2052 note, excluding any amount attributable to pre-issuance accrued interest with respect to the 2052 note (as described above under “—Pre-issuance accrued interest on the 2052 notes”), increased by any amounts the U.S. Holder is required to include in income with respect to the 2052 note under the rules governing market discount and decreased by the amount of amortized bond premium, if any, with respect to the 2052 note. Except as discussed above with respect to market discount, any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of sale or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives payments on a note or receives proceeds from the sale or other taxable disposition of a note (including a redemption or retirement of a note). Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•

the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax consequences applicable to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of a note that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Payments of interest

Interest paid on a note to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax, or withholding tax of 30% (or such lower rate specified by an applicable income tax treaty), provided that:

•	the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a controlled foreign corporation related to us through actual or constructive stock ownership; and

•

either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds its note directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

If a Non-U.S. Holder does not satisfy the requirements above, such Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established.

If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such interest is attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

Any such effectively connected interest generally will be subject to U.S. federal income tax at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

With respect to the 2052 notes, because the applicable withholding agent may not know the portion of the first interest payment that is treated as a return of pre-issuance accrued interest, for purposes of these withholding rules the applicable withholding agent may treat the entire payment as interest. Non-U.S. Holders of the 2052 notes should consult their tax advisors regarding the possibility of claiming a refund with respect to any withholding imposed on the portion of the first interest payment made on the 2052 notes treated as a return of pre-issuance accrued interest.

Sale or other taxable disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a note (such amount excludes any amount allocable to accrued and unpaid interest, which generally will be treated as interest and may be subject to the rules discussed above in “—Tax consequences applicable to Non-U.S. Holders—Payments of interest”) unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information reporting and backup withholding

Payments of interest generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder certifies its non-U.S. status as described above under “—Tax consequences applicable to Non-U.S. Holders—Payments of interest.” However, information returns are required to be filed with the IRS in connection with any interest paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of a note (including a retirement or redemption of the note) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of a note paid outside the United States and conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional withholding tax on payments made to foreign accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, a note paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of interest on a note. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. With respect to the 2052 notes, because the applicable withholding agent may not know the portion of the first interest payment that is treated as a return of pre-issuance accrued interest, for purposes of these withholding rules, the applicable withholding agent may treat the entire payment as interest.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the notes.

UNDERWRITING

Citigroup Global Markets Inc., BofA Securities, Inc. and J.P. Morgan Securities LLC are representatives of each of the underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal amount of 20 notes	Principal amount of 2052 notes
Citigroup Global Markets Inc.
BofA Securities, Inc.
J.P. Morgan Securities LLC
BNP Paribas Securities Corp.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

Total	$	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes to be sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, under certain circumstances, the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and to other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts

The representatives have advised us that the underwriters propose initially to offer the notes of each series to the public at the public offering price for such series set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of  % of the principal amount of the 20  notes and  % of the principal amount of the 2052 notes. The underwriters may allow, and dealers may re-allow, a concession not in excess of  % of the principal amount of the 20     notes and  % of the principal amount of the 2052 notes to other dealers. After the initial offering, the public offering price, concession or any other term of the offering with respect to one or more series of notes may be changed.

The following table shows the underwriting discount that we will pay to the underwriters for each series of notes.

Paid by us
Per 20 note		%
Per 2052 note		%

Total	$

The expenses of the offering payable by us, not including the underwriting discounts set forth in the table above, are estimated at $     million. The underwriters have agreed to reimburse us for certain of our expenses in connection with the offering of the notes.

New issue of 20   notes; further issuance of 2052 notes

The 20   notes is a new issue of securities with no established trading market. The 2052 notes will be issued as additional notes of the same series as the existing 2052 notes. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that certain of the underwriters currently make a market in the existing 2052 notes and that they presently intend to make a market in each series of notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Short positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other relationships

The underwriters and affiliates are full-service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is the administrative agent under the Credit Agreement. In addition, certain of the underwriters or their affiliates are lenders under the Credit Agreement.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.

Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling restrictions

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus is not a prospectus for the purposes of the UK Prospectus Regulation.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to Section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland. Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the offering, or the Issuer or the notes have been or will be filed with or approved by any Swiss regulatory authority. The notes are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority (or FINMA), and investors in the notes will not benefit from protection or supervision by such authority.

Taiwan

The notes have not been, and will not be, registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or other regulatory authority of Taiwan pursuant to applicable securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Taiwan Securities and Exchange Act or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan is authorized to offer, sell or distribute or otherwise intermediate the offering of the notes or the provision of information relating to this prospectus supplement and the accompanying prospectus. The notes may be made available to Taiwan resident investors outside Taiwan for purchase by such investors outside Taiwan for purchase outside Taiwan by investors residing in Taiwan, but may not be issued, offered, sold or resold in Taiwan, unless otherwise permitted by Taiwan laws and regulations. No subscription or other offer to purchase the notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.

Hong Kong

This prospectus supplement has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The securities to be sold under this prospectus supplement may not be offered or sold by means of any document other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance; or (b) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong); or (c) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the DIFC and ADGM) other than in compliance with the laws of the United Arab Emirates (and the DIFC and ADGM) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the DIFC and ADGM) and is not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the DFSA or the FSRA.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons, or Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with 6D of the Corporations Act. Any person acquiring notes must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on these matters.

The Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in the Dubai International Financial Centre (“DIFC”) in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. They must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement or the accompanying prospectus. The notes to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement or the accompanying prospectus, you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient and may not be reproduced or used for any other purpose. The interests in the notes may not be offered or sold directly or indirectly to the public in the DIFC.

Singapore

This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”), pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2 (1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification: solely for the purposes of its obligations pursuant to sections 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018, unless otherwise specified before an offering of the notes, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS

Certain legal matters in connection with our offering of the notes will be passed upon for us by Latham & Watkins LLP. The underwriters are being represented in connection with this offering by Cravath, Swaine  & Moore LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended June 30, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

KLA Corporation

Debt Securities

We may offer and sell the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 7 OF THIS PROSPECTUS OR DESCRIBED IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “KLAC.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 9, 2022.

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

Unless otherwise specified, references in this prospectus to “KLA,” “we,” “us” or “our” refer to KLA Corporation and its direct and indirect subsidiaries. When we refer to “you,” we mean the potential holders of the applicable series of securities.

1

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is http://www.kla.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended June 30, 2021, filed with the SEC on August 6, 2021.

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on September 24, 2021.

•

Our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2021, December  31, 2021 and March 31, 2022, filed with the SEC on October 28, 2021, January 28, 2022 and April 29, 2022, respectively.

•

Our Current Reports on Form 8-K filed with the SEC on August 6, 2021, November  5, 2021, February  2, 2022, May  5, 2022 and June 8, 2022 (excluding information furnished under Item 7.01, including Exhibit 99.1).

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

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You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

KLA Corporation

One Technology Drive

Milpitas, California 95035

(408) 875-3000

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and documents that are incorporated by reference into this prospectus contain certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact may be forward-looking statements. You can identify these and other forward-looking statements by the use of words such as “may,” “will,” “could,” “would,” “should,” “expects,” “plans,” “anticipates,” “relies,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “continues,” “thinks,” “seeks” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as the future impacts of the COVID-19 pandemic; forecasts of the future results of our operations, including profitability; orders for our products and capital equipment generally; sales of semiconductors; the investments by our customers in advanced technologies and new materials; growth of revenue in the semiconductor industry, the semiconductor capital equipment industry and our business; technological trends in the semiconductor industry; future developments or trends in the global capital and financial markets; our future product offerings and product features; the success and market acceptance of new products; timing of shipment of order backlog; our future product shipments and product and service revenues; our future gross margins; our future research and development (“R&D”) expenses and selling, general and administrative expenses; international sales and operations; our ability to maintain or improve our existing competitive position; success of our product offerings; creation and funding of programs for R&D; results of our investment in leading edge technologies; the effects of hedging transactions; the effect of the sale of trade receivables and promissory notes from customers; our future effective income tax rate; our recognition of tax benefits; the effects of any audits or litigation; future payments of dividends to our stockholders; the completion of any acquisitions of third parties, or the technology or assets thereof; benefits received from any acquisitions and development of acquired technologies; sufficiency of our existing cash balance, investments, cash generated from operations and the unfunded portion of our revolving credit facility to meet our operating and working capital requirements, including debt service and payment thereof; future dividends, and stock repurchases; our compliance with the financial covenants under the credit agreement for our revolving credit facility; the adoption of new accounting pronouncements; and our repayment of our outstanding indebtedness.

Actual results may differ materially from those projected in such statements due to various factors, including but not limited to: the impact of the COVID-19 pandemic on the global economy and on our business, financial condition and results of operations, including the supply chain constraints we are experiencing as a result of the pandemic; economic, political and social conditions in the countries in which we, our customers and our suppliers operate, including global trade policies; disruption to our manufacturing facilities or other operations, or the operations of our customers, due to natural catastrophic events, health epidemics, acts of war such as Russia’s invasion of Ukraine or terrorism; ongoing changes in the technology industry, and the semiconductor industry in particular, including future growth rates, pricing trends in end-markets, or changes in customer capital spending patterns; our ability to timely develop new technologies and products that successfully anticipate or address changes in the semiconductor industry; our ability to maintain our technology advantage and protect our proprietary rights; our ability to compete with new products introduced by our competitors; our ability to attract, onboard and retain key personnel; cybersecurity threats, cyber incidents affecting us and our customers, suppliers and other service providers’ systems and networks and our and their ability to access critical information systems for daily business operations; liability to our customers under indemnification provisions if our products fail to operate properly or contain defects or our customers are sued by third parties due to our products; exposure to a highly concentrated customer base; availability and cost of the wide range of materials used in the production of our products; our ability to operate our business in accordance with our business plan;

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legal, regulatory and tax environments in which we perform our operations and conduct our business and our ability to comply with relevant laws and regulations; our ability to pay interest and repay the principal of our current indebtedness is dependent upon our ability to manage our business operations, our credit rating and the ongoing interest rate environment, among other factors; instability in the global credit and financial markets; our exposure to currency exchange rate fluctuations, or declining economic conditions in those countries where we conduct our business; changes in our effective tax rate resulting from changes in the tax rates imposed by jurisdictions where our profits are determined to be earned and taxed, expiration of tax holidays in certain jurisdictions, resolution of issues arising from tax audits with various authorities or changes in tax laws or the interpretation of such tax laws; and our ability to identify suitable acquisition targets and successfully integrate and manage acquired businesses.

We also refer you to those factors discussed in “Risk Factors” included in documents that we file from time to time with the SEC, including KLA’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021 and Quarterly Reports on Form 10-Q for the quarters ended September 30, 2021, December 31, 2021 and March 31, 2022, which are incorporated by reference herein.

We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. New information, future events or risks could cause the forward-looking events we discuss in this prospectus not to occur. You should not place undue reliance on these forward-looking statements, which reflect our expectations only as of the date of this prospectus or as of the date of the documents incorporated by reference herein, as applicable.

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THE COMPANY

KLA Corporation and its majority-owned subsidiaries (“KLA” and also referred to as “we,” “our,” “us,” or similar references) is a global leader in process control and a supplier of process-enabling solutions for a broad range of industries, including semiconductors, printed circuit boards (“PCB”) and displays. We provide solutions for manufacturing and testing wafers and reticles, integrated circuits (“IC” or “chip”), packaging, light-emitting diodes, power devices, compound semiconductor devices, microelectromechanical systems (“MEMS”), data storage, PCBs, flat and flexible panel displays, and general materials research, as well as providing contracted and comprehensive installation and maintenance services across our installed base.

On February 20, 2019, we completed the acquisition of Orbotech, Ltd., a global supplier of yield-enhancing and process-enabling solutions for the manufacture of electronics products, in order to target growth opportunities in new and expanding end markets. We transformed our organizational structure into four reportable segments: Semiconductor Process Control; Specialty Semiconductor Process; PCB, Display and Component Inspection; and Other.

Within the Semiconductor Process Control segment, our comprehensive portfolio of inspection, metrology and data analytics products, and related services, help integrated circuit manufacturers achieve target yield throughout the entire semiconductor fabrication process, from research and development to final volume production. Our portfolio of differentiated products and services are designed to provide comprehensive solutions to help customers accelerate development and production ramp cycles, achieve higher and more stable semiconductor die yields and improve their overall profitability.

In the Specialty Semiconductor Process segment, we develop and sell advanced vacuum deposition and etching process tools, which are used by a broad range of specialty semiconductor customers, including manufacturers of MEMS, radio frequency communication semiconductors, and power semiconductors for automotive and industrial applications.

In the PCB, Display and Component Inspection segment, we enable electronic device manufacturers to inspect, test and measure PCBs, flat panel displays and ICs to verify their quality, deposit a pattern of desired electronic circuitry on the relevant substrate and perform three-dimensional shaping of metalized circuits on multiple surfaces.

KLA’s suite of advanced products, coupled with its unique yield management software and services, allow us to deliver the solutions our semiconductor, PCB and display customers need to achieve their productivity goals by significantly reducing their risks and costs and improving their overall profitability and return on investment.

We were formed as KLA-Tencor in April 1997 through the merger of KLA Instruments Corporation and Tencor Instruments, two long-time leaders in the semiconductor capital equipment industry that began operations in 1975 and 1976, respectively. We filed our certificate of incorporation with the Secretary of State of Delaware on July 9, 1975.

Our principal executive offices are located at One Technology Drive, Milpitas, California 95035, and our telephone number is (408) 875-3000.

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RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained or incorporated by reference in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please read “Where You Can Find More Information” and “Special Note Regarding Forward-Looking Statements” included elsewhere in this prospectus. Please note that additional risks not presently known to us, or that we currently deem immaterial, may also impair our business and operations.

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USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

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DESCRIPTION OF DEBT SECURITIES

The securities will constitute the senior debt of KLA. The securities will be issued under an indenture between KLA and U.S. Bank Trust Company, National Association, as trustee. We will include in a prospectus supplement the specific terms of each series of securities being offered. In addition, the material terms of any indenture, which will govern the rights of the holders of our securities, will be set forth in the applicable prospectus supplement.

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PLAN OF DISTRIBUTION

We may sell the offered securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

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LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of KLA. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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$

KLA Corporation

    % Senior Notes due 20

4.950% Senior Notes due 2052

PRELIMINARY PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Citigroup	BofA Securities	J.P. Morgan

BNP PARIBAS	US Bancorp	Wells Fargo Securities

   , 2024